                                                                EXHIBIT (13) (E)

                              PURCHASE AGREEMENT
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     Excelsior Funds, Inc. (the "Company"), a Maryland corporation, and Edgewood Services, Inc. ("Edgewood"), a New York corporation, hereby agree with each other as follows:

     1. The Company hereby offers Edgewood and Edgewood hereby purchases two Shares of the Emerging Markets Fund of the Company at $10 per Share. The Company hereby acknowledges receipt from Edgewood of funds in the total amount of $20 in full payment for the Shares.

     2. Edgewood represents and warrants to the Company that the Shares are being acquired for investment purposed and not with a view to the distribution thereof.

     IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 30th day of December, 1997.

                             EXCELSIOR FUNDS, INC.

                             By: /s/ F. S. Wonham
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                             Title:  President
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                             EDGEWOOD SERVICES, INC.

                             By: /s/ K. Pegher, Jr.
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                             Title:  Treasurer
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